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                                    FORM 8-K
     Pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) March 30, 2004

                             MID-STATE RACEWAY, INC.
                             -----------------------
                           (Exact name of registrant)

  New York State                     000-01607                  15-0555258
  --------------                     ---------                  ----------
  (State of Incorporation)           (Commission File)          (IRS EIN)

  P.O. Box 860, Ruth Street, Vernon, New York                 13476
  -------------------------------------------                 -----
  (Address of principal executive office)                     (Zip)


Registrant's telephone number    (315) 829-2201
                                 --------------


ITEM 5. OTHER EVENTS

On March 22, 2004, the New York State Racing and Wagering Board ("NYSRWB") granted Mid State Raceway, Inc. (the "Company") a racing license conditioned on the following:

1) The formation of a Racing Division which would exercise sole and exclusive authority with respect to operation and control of the Company's real and personal property located in Vernon, New York (the "Track"), except for the portion used for food and beverage, lodging, or corporate purposes.

2) The creation of the position of General Manager of the Racing Division who shall have full operational control over the Racing Division and its employees. The General Manager must be acceptable to and licensed by the NYSRWB. On March 18, 2004, the Company engaged Dennis Dowd, a former New Jersey Racing Commission chairman to be its General Manager of the Racing Division. Controlling investor Shawn Scott and track President Hoolae Paoa can't have any influence on racing operations - direct or indirect - while they appeal the NYSRWB's December decision to deny them licenses.

3) The Company will adopt a budget for the operation of the Racing Division during 2004 subject to the approval of the General Manager and the NYSRWB.

4) The track must pass a final inspection by the state Office of Fire Prevention and Control, which found 78 violations last year. According to the NYSRWB, all but three of those violations have been corrected.

The Company will be bound by the conditions immediately upon the issuance of 2004 live racing and simulcast licenses and racing dates and the conditions will remain in effect until the first to occur of Shawn Scott receiving a license from the NYSRWB or Shawn Scott and Victoria

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Scott being divested of their shares of Common Stock of the Company and warrants to acquire shares of Common Stock of the Company.

The start of the racing season is anticipated to be April 23rd, 2004.

The Company's application to the New York Lottery for approval to operate video lottery terminals is still pending.


                                   Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                     Mid-State Raceway, Inc.
                                                           (Registrant)

Date: March 30, 2004                                 /s/ William B. Thornton
                                                     -----------------------
                                                     William B. Thornton,
                                                     Chief Financial Officer